                                                                   EXHIBIT 10.69


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            WASHINGTON MUTUAL, INC.

                           NEW AMERICAN CAPITAL, INC.

                                      AND

                      GREAT WESTERN FINANCIAL CORPORATION

                           DATED AS OF MARCH 5, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                                          PAGE
                                                                                          ----
1.1    The Merger.......................................................................    1
1.2    Effective Time...................................................................    1
1.3    Effects of the Merger............................................................    1
1.4    Conversion of Subject Company Common Stock, Subject Company 8.30% Preferred          1
       Stock............................................................................
1.5    Parent Common Stock; Parent Preferred Stock......................................    3
1.6    Merger Sub Common Stock..........................................................    3
1.7    Options..........................................................................    3
1.8    Certificate of Incorporation; Articles of Amendment..............................    3
1.9    Bylaws...........................................................................    3
1.10   Tax Consequences.................................................................    4
1.11   Board of Directors...............................................................    4
                                          ARTICLE II
                                      EXCHANGE OF SHARES
2.1    Parent to Make Shares Available..................................................    4
2.2    Exchange of Shares...............................................................    4
                                         ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY
3.1    Corporate Organization...........................................................    5
3.2    Capitalization...................................................................    6
3.3    Authority; No Violation..........................................................    7
3.4    Consents and Approvals...........................................................    8
3.5    Reports..........................................................................    8
3.6    Financial Statements.............................................................    9
3.7    Broker's Fees....................................................................    9
3.8    Absence of Certain Changes or Events.............................................    9
3.9    Legal Proceedings................................................................   10
3.10   Taxes............................................................................   10
3.11   Employees........................................................................   10
3.12   SEC Reports......................................................................   11
3.13   Compliance with Applicable Law...................................................   12
3.14   Certain Contracts................................................................   12
3.15   Agreements with Regulatory Agencies..............................................   12
3.16   Undisclosed Liabilities..........................................................   12
3.17   Rights Agreement; Anti-takeover Provisions.......................................   13
3.18   Subject Company Information......................................................   13
3.19   Environmental Liability..........................................................   13
3.20   Pooling of Interests.............................................................   13
3.21   Opinions of Financial Advisors...................................................   13
3.22   Patents, Trademarks, Etc.........................................................   13
3.23   Community Reinvestment Act Compliance............................................   14

                                                                                          PAGE
                                                                                          ----
                                        ARTICLE IV
                              REPRESENTATIONS AND WARRANTIES
                                         OF PARENT
4.1    Corporate Organization...........................................................   14
4.2    Capitalization...................................................................   14
4.3    Authority; No Violation..........................................................   15
4.4    Consents and Approvals...........................................................   16
4.5    Reports..........................................................................   16
4.6    Financial Statements.............................................................   16
4.7    Broker's Fees....................................................................   17
4.8    Absence of Certain Changes or Events.............................................   17
4.9    Legal Proceedings................................................................   17
4.10   Taxes............................................................................   17
4.11   SEC Reports......................................................................   17
4.12   Compliance with Applicable Law...................................................   18
4.13   Agreements with Regulatory Agencies..............................................   18
4.14   Undisclosed Liabilities..........................................................   18
4.15   Rights Agreement.................................................................   18
4.16   Parent Information...............................................................   18
4.17   Environmental Liability..........................................................   18
4.18   Pooling of Interests.............................................................   19
4.19   Opinion of Financial Advisor.....................................................   19
4.20   Patents, Trademarks, Etc.........................................................   19
4.21   Community Reinvestment Act Compliance............................................   19
                                        ARTICLE V
                          COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Businesses Prior to the Effective Time................................   19
5.2    Forbearances.....................................................................   19
                                        ARTICLE VI
                                   ADDITIONAL AGREEMENTS
6.1    Regulatory Matters...............................................................   22
6.2    Access to Information............................................................   23
6.3    Stockholders' Approvals..........................................................   24
6.4    Legal Conditions to Merger.......................................................   24
6.5    Affiliates.......................................................................   24
6.6    Stock Exchange Listing...........................................................   24
6.7    Employee Benefit Plans...........................................................   24
6.8    Indemnification; Directors' and Officers' Insurance..............................   25
6.9    Additional Agreements............................................................   27
6.10   Advice of Changes................................................................   27
6.11   Subsequent Interim and Annual Financial Statements...............................   27
                                        ARTICLE VII
                                    CONDITIONS PRECEDENT
7.1    Conditions to Each Party's Obligation to Effect the Merger.......................   27
7.2    Conditions to Obligations of Parent..............................................   28
7.3    Conditions to Obligations of Subject Company.....................................   29

                                                                                          PAGE
                                                                                          ----
                                      ARTICLE VIII
                                TERMINATION AND AMENDMENT
8.1    Termination......................................................................   30
8.2    Effect of Termination............................................................   31
8.3    Amendment........................................................................   32
8.4    Extension; Waiver................................................................   32
                                       ARTICLE IX
                                   GENERAL PROVISIONS
9.1    Closing..........................................................................   32
9.2    Nonsurvival of Representations, Warranties and Agreements........................   32
9.3    Expenses.........................................................................   32
9.4    Notices..........................................................................   33
9.5    Interpretation...................................................................   33
9.6    Counterparts.....................................................................   34
9.7    Entire Agreement.................................................................   34
9.8    Governing Law....................................................................   34
9.9    Severability.....................................................................   34
9.10   Publicity........................................................................   34
9.11   Assignment; Third Party Beneficiaries............................................   34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 5, 1997 (this "Agreement"), by and among Washington Mutual, Inc., a Washington corporation ("Parent"), New American Capital, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Great Western Financial Corporation, a Delaware corporation ("Subject Company").

     WHEREAS, the Boards of Directors of Parent and Subject Company have each approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein; and

     WHEREAS, the Boards of Directors of Parent and Subject Company have each determined that the transactions provided for herein and contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

     NOW, THEREFORE,

     In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 1.2 hereof), Subject Company shall merge (the "Merger") with and into Merger Sub. Merger Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be New American Capital, Inc. Upon consummation of the Merger, the separate corporate existence of Subject Company shall terminate.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Section 253 of the DGCL.

     1.4 Conversion of Subject Company Common Stock, Subject Company 8.30% Preferred Stock. At the Effective Time, subject to Section 2.2(e) hereof, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Subject Company or the holder of any of the following securities:

          (a) Each share of the common stock, par value $1.00 per share, of Subject Company (the "Subject Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Subject Company Common Stock held (x) in Subject Company's treasury or (y) directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined below)), together with the rights (the "Subject Company Rights") attached thereto issued pursuant to the Rights Agreement, dated as of June 27, 1995, between Subject Company and First Chicago Trust Company of New York, as Rights Agent (the "Subject Company Rights Agreement"), shall, subject to Section 1.4(c) hereof, be converted into the right to receive .90 shares (the "Common Exchange Ratio") of the common stock, no par value, of Parent ("Parent Common Stock"), together with the number of rights ("Parent Rights") issued pursuant to the Parent Rights Agreement (as defined in Section 4.2 hereof) associated therewith.

          (b) Each share of 8.30% Cumulative Preferred Stock, par value $1.00, of Subject Company (the "Subject Company 8.30% Preferred Stock") issued and outstanding immediately prior to the Effective

     Time shall be converted into the right to receive one share of 8.30% Cumulative Preferred Stock of Parent (the "Parent New Preferred Stock"). The terms of the Parent New Preferred Stock shall be substantially the same as the terms of the Subject Company 8.30% Preferred Stock. For purposes of this Agreement (i) the Subject Company Common Stock and Subject Company Preferred Stock (as defined below) are referred to herein as the "Subject Company Capital Stock," and (ii) the Parent Common Stock and Parent Preferred Stock (as defined below) are collectively referred to as the "Parent Capital Stock."

          (c) All of the shares of Subject Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Subject Company Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Subject Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Common Certificates previously representing shares of Subject Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Parent's capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

          (d) All of the shares of Subject Company 8.30% Preferred Stock converted into the right to receive Parent New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Certificate," and collectively with the Common Certificates, the "Certificates") previously representing any such shares of Subject Company 8.30% Preferred Stock shall thereafter represent the right to receive a certificate representing the number of shares of corresponding Parent New Preferred Stock into which the shares of Subject Company 8.30% Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4. Preferred Certificates previously representing shares of Subject Company 8.30% Preferred Stock shall be exchanged for certificates representing shares of corresponding Parent New Preferred Stock issued in consideration therefor upon the surrender of such Preferred Certificates in accordance with Section 2.2 hereof, without any interest thereon.

          (e) At the Effective Time, all shares of Subject Company Capital Stock that are owned by Subject Company as treasury stock and all shares of Subject Company Capital Stock that are owned directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (other than shares of Subject Company Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Subject Company Capital Stock held by Parent or Subject Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Subject Company Capital Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Subject Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

          (f) At the Effective Time, Parent shall assume the obligations of Subject Company under the Deposit Agreement, dated as of September 2, 1992, between Subject Company and Harris Trust Co. of

     California, as depositary (relating to the Subject Company 8.30% Preferred Stock). Parent shall instruct the applicable depositary to treat the shares of Parent New Preferred Stock received by such depositary in exchange for and upon conversion of the shares of Subject Company 8.30% Preferred Stock as new deposited securities under the deposit agreement. In accordance with the terms of the deposit agreement, the depositary receipts then outstanding shall thereafter represent the shares of Parent New Preferred Stock so received upon conversion and exchange for the shares of Subject Company 8.30% Preferred Stock. Parent shall request that such depositary call for the surrender of all outstanding receipts to be exchanged for new receipts (the "New Parent Depositary Shares") specifically describing the series of Parent New Preferred Stock.

     1.5 Parent Common Stock; Parent Preferred Stock. At and after the Effective Time, each share of Parent Common Stock and each share of Parent Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Parent and shall not be affected by the Merger.

     1.6 Merger Sub Common Stock. Each of the issued and outstanding shares of the common stock of Merger Sub immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. No capital stock of Merger Sub will be issued or used in the Merger.

     1.7 Options. At the Effective Time, each option granted by Subject Company to purchase shares of Subject Company Common Stock (each a "Subject Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Subject Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Subject Company 1979 Stock Option and Incentive Plan and the Subject Company 1988 Stock Option and Incentive Plan, each as amended to date (together, the "Subject Company Stock Option Plans"), and the agreements evidencing grants thereunder, including, but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the consummation of the Merger as and to the extent required by such plans and agreements):

          (1) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Subject Company Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Subject Company Common Stock under the original option divided by the Common Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     In the case of any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option (subject to Section 6.7(b) hereof) except that all references to Subject Company shall be deemed to be references to Parent.

     1.8 Certificate of Incorporation; Articles of Amendment. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. At or prior to the Effective Time, Parent shall duly execute and file with the Secretary of State of the State of Washington (the "Washington Secretary") articles of amendment (the "Preferred Stock Articles of Amendment") establishing the Parent New Preferred Stock.

     1.9 Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

     1.11 Board of Directors. At the Effective Time, Parent shall take all action necessary to appoint four representatives of Subject Company, mutually agreeable to Parent and Subject Company, to Parent's Board of Directors.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company which may be a Subsidiary of Parent or the Parent's transfer agent (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and Parent New Preferred Stock and an estimated amount of cash in lieu of any fractional shares (the cash payable in lieu of fractional shares of Parent Common Stock and certificates for shares of Parent Common Stock and Parent New Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Subject Company Capital Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Parent Common Stock or Parent New Preferred Stock and the cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Subject Company Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Parent Common Stock to which such holder of Subject Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, (ii) a certificate representing that number of shares of Parent New Preferred Stock to which such holder of Subject Company 8.30% Preferred Stock shall have become entitled pursuant to the provisions of
Article I hereof and (iii) a check representing the amount of cash in lieu of fractional shares of Parent Common Stock, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock or Parent New Preferred shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock or Parent New Preferred Stock represented by such Certificate.

     (c) If any certificate representing shares of Parent Common Stock or Parent New Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or Parent New

Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Subject Company of the shares of Subject Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Capital Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Subject Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on The Nasdaq Stock Market ("Nasdaq") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereto. For the purposes of determining any such fractional share interests, all shares of Subject Company Common Stock owned by any Subject Company stockholder shall be combined so as to calculate the maximum number of shares of Parent Company Common Stock issuable to such Subject Company Stockholder.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subject Company for twelve months after the Effective Time shall be paid, at the request of Parent, to Parent. Any stockholders of Subject Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock or Parent New Preferred Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock or Parent New Preferred Stock deliverable in respect of each share of Subject Company Common Stock or Subject Company 8.30% Preferred Stock, as the case may be, held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, Subject Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Subject Company Common Stock or Subject Company 8.30% Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares or Parent New Preferred Stock, as the case may be, deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

     Subject Company hereby represents and warrants to Parent as follows:

     3.1 Corporate Organization. (a) Subject Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Subject Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Subject Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations, financial condition or prospects of such party and its Subsidiaries taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is
(i) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (iii) any action or omission of Subject Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent or Subject Company, as applicable, in contemplation of the Merger and (iv) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Subject Company is duly registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and qualifies as a savings and loan holding company of the type described in
Section 10(c)(3)(A) of HOLA. The copies of the Restated Certificate of Incorporation and Bylaws of Subject Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Subject Company Subsidiary (i) is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Subject Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) Except for its ownership of Great Western Bank, a Federal Savings Bank ("Great Western Bank"), First Community Industrial Bank and Great Western Thrift and Loan, Subject Company does not own any stock of or equity interest in any depository institution (as defined in 12 U.S.C. sec. 1813(c)(1)). Great Western Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law. Great Western Bank is a member in good standing of the Federal Home Loan Bank ("FHLB") of San Francisco. The deposits of each of First Community Industrial Bank and Great Western Thrift and Loan are insured by the FDIC through the Bank Insurance Fund ("BIF") to the fullest extent permitted by law. Each of First Community Industrial Bank and Great Western Thrift and Loan is an institution described in Section 2(c)(2)(H) of the Bank Holding Company Act of 1956, as amended. Neither Subject Company nor First Community Industrial Bank or Great Western Thrift and Loan has received a notice from either the Office of Thrift Supervision (the "OTS") or the FDIC to the effect that either regulator deems First Community Industrial Bank or Great Western Thrift and Loan a savings association under Section 10(a)(1) of HOLA or 12 CFR sec. 583.21.

     3.2 Capitalization. (a) The authorized capital stock of Subject Company consists of 200,000,000 shares of Subject Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Subject Company Preferred Stock"). At the close of business on March 4, 1997, there were 137,574,634 shares of Subject Company Common Stock outstanding, 660,000 shares of Subject Company 8.30% Preferred Stock outstanding (evidenced by 6,600,000 Subject Company Depositary Shares, each of which represent a one-tenth interest in a share of Subject Company 8.30% Preferred Stock) and 437,639 shares of Subject Company Common Stock held in Subject Company's treasury. As of March 4, 1997, no shares of Subject Company Common Stock or Subject Company Preferred Stock were reserved for issuance, except (i) 4,121,941 shares of Subject Company Common Stock were reserved for issuance pursuant to Subject Company's dividend reinvestment and stock purchase plans, (ii) 9,859,477 shares of Subject Company Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Subject Company Stock Option Plans, (iii) 4,000,000 shares of the Subject Company Common Stock are reserved for issuance pursuant to the Subject Company Employee Savings Incentive Plan (the "ESIP") and (iv) the shares of Subject Company Preferred Stock reserved for issuance upon exercise of the Subject Company Rights distributed to holders of Subject Company Common Stock pursuant to the Subject Company Rights Agreement. All of the issued and outstanding shares of Subject Company Common Stock and Subject Company 8.30% Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 3.2(a) of the disclosure schedule of Subject Company delivered to Parent concurrently herewith (the "Subject Company Disclosure Schedule"), (ii) for the Subject Company Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Parent) and (iii) as set forth elsewhere in this Section 3.2(a), Subject Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Subject Company Common Stock or Subject Company Preferred Stock or any other equity securities of Subject Company or any securities representing the right to purchase or otherwise receive any shares of Subject Company Common Stock or Subject Company Preferred Stock. Except as set forth in Section 3.2(a) of the Subject Company Disclosure Schedule, since March 4, 1997, Subject Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Subject Company's dividend reinvestment and stock purchase plans and the ESIP, the exercise of employee stock options granted prior to such date and as disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, and the issuance of Subject Company Rights pursuant to the Subject Company Rights Agreement.

     (b) Section 3.2(b) of the Subject Company Disclosure Schedule lists all "Significant Subsidiaries" of the Subject Company (as such term is defined in Rule 1-02 of Regulation S-X). Each Subsidiary in which Subject Company or any Subject Company Subsidiary beneficially owns or controls, directly or indirectly, more than 9.9% equity interest is a legal investment for a unitary savings and loan holding company and, for those owned by Great Western Bank, for a federal savings association. Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, Subject Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Subject Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Subject Company nor any Subject Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Subject Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

     3.3 Authority; No Violation. (a) Subject Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Subject Company. The Board of Directors of Subject Company has directed that the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Subject Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the outstanding shares of Subject Company Common Stock, no other corporate proceedings on the part of Subject Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Subject Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Subject Company acknowledges that Parent intends promptly after the Effective Time to cause the merger of Great Western Bank and one of Parent's wholly owned depository institution subsidiaries (the "Association Merger"); provided, however, that Parent agrees that the structure of the Association Merger shall not adversely affect the ability of the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code. Great Western Bank has full corporate power and authority to consummate the Association Merger.

     (b) Except as set forth in Section 3.3(b) of the Subject Company Disclosure Schedule, neither the execution and delivery of this Agreement by Subject Company nor the consummation by Subject Company of the transactions contemplated hereby nor the consummation of the Association Merger, nor compliance by Subject Company with any of the terms or provisions hereof, will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Subject Company or any of the similar governing documents of any of its Subsidiaries or
(ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Subject Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Subject Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Subject Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Subject Company.

     3.4 Consents and Approvals. Except for (i) the approval of the Merger and the Association Merger by the OTS, (ii) approval of the listing of the Parent Capital Stock to be issued in the Merger on Nasdaq, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Parent's and Subject Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Preferred Stock Articles of Amendment with the Washington Secretary, (v) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Subject Company and the issuance of the shares of Parent Common Stock in the Merger by the stockholders of Parent, (vi) the consents and approvals set forth in Section 3.4 of the Subject Company Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Subject Company of this Agreement and (B) the consummation by Subject Company of the Merger and the other transactions contemplated hereby.

     3.5 Reports. Subject Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Subject Company and its Subsidiaries or as set forth in Section 3.5 of the Subject Company Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Subject Company, investigation into the business or operations of Subject Company or any of its Subsidiaries since January 1, 1994. Except as set forth in Section 3.5 of the Subject Company Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Subject Company or any of its Subsidiaries.

     3.6 Financial Statements. Subject Company has previously made available to Parent copies of (a) the consolidated balance sheets of Subject Company and its Subsidiaries, as of December 31, for the fiscal years 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Price Waterhouse LLP, independent auditors with respect to Subject Company and (b) the unaudited consolidated balance sheets of Subject Company and its Subsidiaries as of September 30, 1995 and September 30, 1996 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the periods then ended, as reported in Subject Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.11 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Subject Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.11 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.11 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Subject Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Except as set forth in Section 3.7 of the Subject Company Disclosure Schedule, neither Subject Company nor any Subject Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section
3.7 of the Subject Company Disclosure Schedule have previously been furnished to Parent.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Subject Company Reports (as defined in Section 3.12) filed prior to the date hereof, or as set forth in Section 3.8(a) of the Subject Company Disclosure Schedule, since September 30, 1996, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or the Surviving Corporation.

     (b) Except as set forth in Section 3.8(b) of the Subject Company Disclosure Schedule, since September 30, 1996, Subject Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Subject Company nor any of its Subsidiaries has
(i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for such position, from the amount thereof in effect as of September 30, 1996, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements or arrangements or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

     3.9 Legal Proceedings. (a) Except as set forth in Section 3.9 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Subject Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Subject Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Subject Company, any of its Subsidiaries or the assets of Subject Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Subject Company or the Surviving Corporation.

     3.10 Taxes. (a) Except as set forth in Section 3.10(a) of Subject Company Disclosure Schedule or except to the extent of any failure to correctly file which results in aggregate Taxes of less than $20,000,000 or a reduction in net operating loss carryforward deductions of less than $60,000,000, each of Subject Company and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are to the best knowledge of Subject Company true, correct and complete in all respects, and (ii) paid in full or made adequate provision in the financial statements of Subject Company (in accordance with GAAP) for all Taxes (as hereinafter defined) related to such Tax Returns. Except as set forth in Section 3.10(a) of the Subject Company Disclosure Schedule or except to the extent the aggregate Taxes described in this sentence or otherwise described in this paragraph (a) (relating to undisclosed failures to file or pay taxes or the existence of undisclosed liens for Taxes) are less than $20,000,000, no deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to Subject Company or any of its Subsidiaries. Except as set forth in Section 3.10(a) of the Subject Company Disclosure Schedule or except to the extent the aggregate Taxes described in this sentence or otherwise described in this paragraph (a) (relating to undisclosed failures to file or pay taxes on undisclosed proposed deficiencies for Taxes) are less than $20,000,000, to the best knowledge of Subject Company there are no liens for Taxes upon the assets of either Subject Company or its Subsidiaries except for statutory liens for current Taxes not yet due.

     (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

     (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     (d) Neither Subject Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

     3.11 Employees. (a) Section 3.11(a) of the Subject Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained as of the date of this Agreement (the "Plans") by Subject Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Subject Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Subject Company has previously made available to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11(c) of the Subject Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Subject Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Subject Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Subject Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Subject Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Subject Company or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
Section 412 of the Code, (viii) neither Subject Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Subject Company, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Subject Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Subject Company.

     (d) Except as set forth in Section 3.11(d) of the Subject Company Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Subject Company employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Subject Company employee as a result of the transactions contemplated by this Agreement, including the Merger and the Association Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code
Section 280G. Since December 31, 1996, neither Subject Company nor any of its Subsidiaries has taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under the Plans set forth in Section 3.11(d) of the Subject Company Disclosure Schedule.

     3.12 SEC Reports. Subject Company has previously made available to Parent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Subject Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Subject Company Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Subject Company has timely filed all Subject Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Subject Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. Except as disclosed in Section 3.13 of the Subject Company Disclosure Schedule, Subject Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Subject Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Subject Company, and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

     3.14 Certain Contracts. (a) Except as set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Subject Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, is referred to herein as a "Subject Company Contract," and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. Subject Company has made available or will make available within five days after the date hereof all contracts which involved payments by Subject Company or any of its Subsidiaries in 1996 of more than $1,000,000 or which could reasonably be expected to involve payments during 1997 of $1,000,000.

     (b) (i) Each Subject Company Contract is valid and binding and in full force and effect, (ii) Subject Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Subject Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Subject Company or any of its Subsidiaries under any such Subject Company Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Subject Company.

     3.15 Agreements with Regulatory Agencies.  Except as set forth in Section
3.15 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
3.15 of the Subject Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Subject Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.16 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Subject Company included in the Subject Company Form 10-Q for the quarter ended September 30, 1996 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1996, neither Subject Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Subject Company.

     3.17 Rights Agreement; Anti-takeover Provisions. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Subject Company Rights Agreement or enable or require the Subject Company Rights to be exercised, distributed or triggered. The Board of Directors of Subject Company has taken all necessary action so that the provisions of Section 203 of the DGCL (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of Subject Company's Restated Certificate of Incorporation do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby.

     3.18 Subject Company Information. The information relating to Subject Company and its Subsidiaries to be provided by Subject Company for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.19 Environmental Liability. Except as set forth in Section 3.19 of the Subject Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Subject Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Subject Company, threatened, against Subject Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company. To the knowledge of Subject Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither Subject Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Subject Company.

     3.20 Pooling of Interests. As of the date of this Agreement, Subject Company has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

     3.21 Opinions of Financial Advisors. Subject Company has received the opinions of each of Goldman, Sachs & Co. and Merrill Lynch & Co., dated March 5, 1997, to the effect that, as of such date, the Common Exchange Ratio is fair from a financial point of view to the holders of Subject Company Common Stock.

     3.22 Patents, Trademarks, Etc. Subject Company owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of Subject Company's existing and proposed businesses. Except for the agreements listed on Section 3.22 of the Subject Company Disclosure Schedule, Subject Company is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which Subject Company claims to own. Subject Company has not received any communications alleging that it or its Subsidiaries has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

     3.23 Community Reinvestment Act Compliance. Great Western Bank is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA") and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Subject Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Great Western Bank failing to be in substantial compliance with such provisions or having its current rating lowered.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent hereby represents and warrants to Subject Company as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a savings and loan holding company under HOLA and qualifies as a savings and loan holding company of the type described in Section 10(c)(3)(B) of HOLA. The copies of the Articles of Incorporation and Bylaws of Parent which have previously been made available to Subject Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub will be a wholly owned direct subsidiary of Parent at least one day prior to, and as of, the Effective Time. Each Parent Subsidiary (i) is duly organized and validly existing as a bank, savings association, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) Except for its ownership of Washington Mutual Bank, Washington Mutual Bank fsb, American Savings Bank, F.A. and Family Savings Bank, FSB, Parent does not own any stock of or equity interest in any depository institution (as defined in 12 U.S.C. sec. 1813(c)(1)). Washington Mutual Bank is a qualified thrift lender pursuant to Section 10(m) of HOLA and its deposits are insured by the FDIC through the SAIF and the BIF to the fullest extent permitted by law. Washington Mutual Bank is a member in good standing of the FHLB of Seattle. Washington Mutual Bank fsb and American Savings Bank are each qualified thrift lenders pursuant to Section 10(m) of HOLA and their deposits are insured by the FDIC through the SAIF to the fullest extent permitted by law. Washington Mutual Bank fsb is a member in good standing of the FHLB of Seattle. American Savings Bank is a member in good standing of the FHLB of San Francisco.

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of 350,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, no par value ("Parent Preferred Stock"). At the close of business on December 31, 1996, there were 126,255,891 shares of Parent Common Stock outstanding, 2,752,500 shares of Parent Preferred Stock designated Series C issued and outstanding, and 1,970,000 shares of Parent Preferred Stock designated Series E issued and outstanding. On December 31, 1996, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the Parent Disclosure Schedule (as defined below), (ii) the Rights Agreement, dated as of October 16, 1990, between Parent and First Interstate Bank of Washington (as amended and supplemented, the "Parent Rights Agreement"), and

(iii) as set forth elsewhere in this Section 4.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. Except (i) as set forth in Section 4.2(a) of the disclosure schedule of Parent delivered to Subject Company concurrently herewith (the "Parent Disclosure Schedule"), (ii) for options and restricted shares of Parent Common Stock permitted by this Agreement to be granted subsequent to the date of this Agreement, and (iii) for shares and other securities issued in connection with transactions permitted by Section 5.2, since December 31, 1996, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to Parent's dividend reinvestment and employee stock purchase plans, the exercise of employee stock options granted prior to such date or thereafter as permitted by or disclosed in this Agreement, or as disclosed in Section 4.2(a) of the Parent Disclosure Schedule. The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent will direct that the issuance of shares of Parent Common Stock in the Merger be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the approval of such issuance by the affirmative vote of the holders of a majority of the votes cast at such meeting, no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Subject Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of Merger Sub and will be duly and validly approved by the sole shareholder of Merger Sub, and, upon such approval, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the Subject Company) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 4.3(c) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof will
(i) violate any provision of the Articles of Incorporation or Bylaws of Parent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries (including Merger Sub) or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries (including Merger Sub) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the approval of the Merger and the Association Merger by the OTS, (ii) approval of the listing of the Parent Capital Stock to be issued in the Merger on Nasdaq, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4 and any filings or approvals under applicable state securities laws,
(iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Preferred Stock Articles of Amendment with the Washington Secretary, (v) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Subject Company and the approval of the issuance of the shares of Parent Common Stock in the Merger by the stockholders of Parent as required by Nasdaq, (vi) the consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in
Section 4.5 of the Parent Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1994. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

     4.6 Financial Statements. Parent has previously made available to Subject Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries, as of December 31, for the fiscal years 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Parent and (b) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 1995 and September 30, 1996 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the periods then ended, as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.11 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 6.11 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.11 will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Parent Disclosure Schedule have previously been furnished to Subject Company.

     4.8 Absence of Certain Changes or Events. Except as publicly disclosed in Parent Reports (as defined below) filed prior to the date hereof, since September 30, 1996, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or the Surviving Corporation.

     4.10 Taxes. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are to the best knowledge of the Parent true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes related to such Tax Returns. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to Parent or any of its Subsidiaries, and, to the best knowledge of Parent, there are no material liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due.

     4.11 SEC Reports. Parent has previously made available to Subject Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 and prior to the date hereof by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.12 Compliance with Applicable Law. Except as disclosed in Section 4.12 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent.

     4.13 Agreements with Regulatory Agencies.  Except as set forth in Section
4.13 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.13 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.14 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in the Parent Form 10-Q for the quarter ended September 30, 1996 or for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1996, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

     4.15 Rights Agreement; Anti-takeover Provisions. Parent has taken all action (including, if required, redeeming all of the outstanding Rights issued pursuant to the Parent Company Rights Agreement or amending or terminating the Parent Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered. The Board of Directors of Parent has taken all necessary action so that the takeover laws of the Washington Business Corporation Act (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of Parent's Articles of Incorporation do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby.

     4.16 Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Joint Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Subject Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     4.17 Environmental Liability. Except as set forth in Section 4.17 of the Parent Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property, which would reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Parent.

     4.18 Pooling of Interests. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

     4.19 Opinion of Financial Advisor. Parent has received the opinion of Lehman Brothers Inc., to the effect that, as of the date of this Agreement, the Common Exchange Ratio is fair from a financial point of view to Parent.

     4.20 Patents, Trademarks, Etc. Parent owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of Parent's existing and proposed businesses. Except for the agreements listed on
Section 4.20 of the Parent Disclosure Schedule, Parent is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which Parent claims to own. Parent has not received any communications alleging that it or its Subsidiaries has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

     4.21 Community Reinvestment Act Compliance. Each of Washington Mutual Bank and American Savings Bank, F.A. is in substantial compliance with the applicable provisions of the CRA and has received a CRA rating of "outstanding" from the OTS in its most recent exam, and Parent has no knowledge of the existence of any fact or circumstances or set of facts or circumstances which could be reasonably expected to result in Washington Mutual Bank or American Savings Bank, F.A. failing to be in substantial compliance with such provisions or having its current rating lowered.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in the Subject Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the ability of either Parent or Subject Company to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

     5.2 Forbearances. Except as set forth in Section 5.2 of the Subject Company Disclosure Schedule or Section 5.2 of the Parent Disclosure Schedule, as the case may be, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither Parent nor Subject Company shall, and neither Parent nor Subject Company shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

          (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for (i) regular quarterly cash dividends on Subject Company Common Stock and on Parent Common Stock at a rate equal to the rates paid by each of Subject Company and Parent, as the case may be, during the fiscal quarter immediately preceding the date hereof, as such rates may be increased, in the case of Parent only, in the ordinary course of business consistent with past practice; provided, however, that no dividend shall be paid by Subject Company on Subject Company Common Stock if Subject Company shall be required to borrow to do so; (ii) in the case of Subject Company 8.30% Preferred Stock and Parent Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities; (iii) dividends paid by any of the wholly owned Subsidiaries of each of Parent and Subject Company to Parent or Subject Company or any of their wholly owned Subsidiaries, respectively, provided that no such dividend shall cause Great Western Bank to cease to qualify as a "well capitalized" institution under 12 CFR Part 565; and (iv) in the case of Parent only, the issuance of employee stock options and restricted stock consistent with past practices); or issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date hereof or, in the case of Parent only, issued after the date hereof in a manner consistent with past practice, (B) in the case of Parent only, the award of restricted shares of Parent Common Stock in a manner consistent with past practice, (C) pursuant to the Subject Company Rights Agreement, (D) pursuant to the Parent Rights Agreement, (E) pursuant to contracts or agreements in force at the date of this Agreement and set out in Section 5.2 of the Subject Company Disclosure Schedule and Section 5.2 of the Parent Disclosure Schedule, as the case may be, and (F) in connection with acquisitions and investments permitted by paragraph (c) hereof;

          (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity (other than a direct or indirect wholly owned Subsidiary), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of this Agreement and set out in Section 5.2 of the Subject Company Disclosure Schedule or
     Section 5.2 of the Parent Disclosure Schedule, as the case may be;

          (c) except for transactions in the ordinary course of business consistent with past practice, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; provided, however, that subject to clause
     (iii) of Section 5.1, Parent may enter into an agreement or agreements for, and may consummate, business combination transactions with other companies provided that the aggregate amount of assets of such companies does not exceed $5,000,000,000; provided, further, however that, notwithstanding anything to the contrary contained herein, Parent shall not make any acquisition that would require it to register as a bank holding company under the Bank Holding Company Act of 1956, as amended;

          (d) in the case of the Subject Company, only enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $500,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty or (ii) has a term of less than one year; or make any material change in any of its leases or contracts, other than renewals of contracts or leases for a term of one year or less without materially adverse changes to the terms thereof;

          (e) in the case of Subject Company only, other than general salary increases consistent with past practice, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

          (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, provided, however, that, at any time prior to the time its stockholders shall have voted to approve this Agreement, each of Parent and Subject Company may, and may authorize and permit its Representatives to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if such party's Board of Directors, after having consulted with and considered the advice of its financial advisers and outside counsel, has determined in good faith that the failure to do so would create a reasonable possibility of a breach of the fiduciary duties of such party's Board of Directors. Each of Parent and Subject Company shall (i) advise the other orally (within one day) and in writing (as promptly as practicable) of the receipt of any such inquiry or proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) unless its Board of Directors, after consulting with, and considering the advice of, its outside counsel, has determined in good faith that such action would create a reasonable possibility of a breach of the fiduciary duties of such Board of Directors, inform the other party orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such inquiries or proposals (including the identity of the party making such inquiry or proposal) and shall keep the other party informed of the status thereof. Subject Company shall not furnish any nonpublic information to any other party pursuant to this Section 5.2(f) except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms contained in the Confidentiality Agreement (as defined in Section 6.2(b) hereof). Subject Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties. As used in this Agreement, "Takeover Proposal" shall mean, with respect to any Person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Subject Company or Parent or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Subject Company or Parent or any of their respective Subsidiaries, other than the transactions contemplated or permitted by this Agreement; provided, however, that any proposal or offer involving the acquisition by Parent of any equity interest in or assets of any person, whether by tender or exchange offer, merger, consolidation or otherwise, or the disposition by Parent of assets, deposits or Subsidiaries, which is permitted by the terms of Section 5.2 of this Agreement shall not constitute a Takeover Proposal;

          (g) in the case of Subject Company only, make any capital expenditures in excess of (A) $500,000 per project or related series of projects or (B) $3,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

          (h) in the case of Subject Company only, make application for the opening, relocation or closing of any, or open, relocate or close any, branch or loan production office;

          (i) in the case of Subject Company only, make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business in order to facilitate the sale of REO;

          (j) except as otherwise permitted elsewhere in this Section 5.2, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

          (k) in the case of Subject Company only, except as otherwise permitted hereby foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

          (l) in the case of Subject Company only, sell, transfer or otherwise convey or agree to sell, transfer or otherwise convey, Sierra Investment Management Corporation;

          (m) settle any claim, action or proceeding involving money damages which is material to Parent or Subject Company, as applicable, except in the ordinary course of business consistent with past practice;

          (n) take any action that would prevent or impede the Merger from qualifying (i) as a reorganization within the meaning of Section 368(a) of the Code or (ii) for pooling of interests accounting treatment;

          (o) amend its certificate of incorporation, bylaws or similar governing documents or the Subject Company Rights Agreement or the Parent Rights Agreement, as the case may be, in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party; provided, however that prior to the meeting of Subject Company's stockholders held to vote on this Agreement, Subject Company shall not amend the Subject Company Rights Agreement without Parent's prior written consent;

          (p) in the case of Subject Company only, except in the ordinary course of business consistent with past practice or following prior consultation with Parent, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

          (q) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (r) make any changes in its accounting methods, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by such party's independent public accountants;

          (s) in the case of Subject Company only, engage in the business of making or make any VA guaranteed or FHA insured mortgage loans;

          (t) in the case of Subject Company only, enter into any contracts or agreements or amendments or supplements thereto pertaining to any further development of specialized software for Subject Company or its Subsidiaries; or

          (u) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Parent and Subject Company shall promptly prepare and file with the SEC a Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and Subject Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Subject Company shall thereafter mail the Joint Proxy Statement to their respective stockholders.

     (b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Association Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Subject Company shall have the right to review in advance and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Subject Company or Parent, as the case may be, and any of their respective Subsidiaries which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Association Merger) and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Subject Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Subject Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Subject Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, each of Parent and Subject Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Parent or Subject Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Parent nor Subject Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Parent and Subject Company shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 21, 1997, between Parent and Subject Company (the "Confidentiality Agreement").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     6.3 Stockholders' Approvals. Each of Parent and Subject Company shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Subject Company shall, through its Board of Directors, recommend to its stockholders approval of the Merger and Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of the shares of Parent Common Stock in the Merger as required by Nasdaq; provided, however, that this Section 6.3(a) shall not prohibit accurate disclosure by either party of information that is required in the S-4 or the Joint Proxy Statement or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of the NYSE or Nasdaq to be publicly disclosed.

     6.4 Legal Conditions to Merger. (a) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Association Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Subject Company or Parent or any of their respective Subsidiaries in connection with the Merger and the Association Merger and the other transactions contemplated by this Agreement.

     (b) Subject to the terms and conditions of this Agreement, each of Parent and Subject Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or Subject Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to Closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     6.5 Affiliates. Each of Parent and Subject Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, in the case of affiliates of Subject Company, and for purposes of qualifying the Merger for pooling of interests accounting treatment, in the case of affiliates of either Parent or Subject Company) of such party to deliver to the other party, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meetings called by Parent and Subject Company pursuant to Section 6.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Subject Company (in the case of affiliates of Parent) and Parent (in the case of affiliates of Subject Company).

     6.6 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the New Parent Depositary Shares to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) Parent agrees that, for a period of at least one year from and after the Effective Time, it shall, and shall cause its Subsidiaries to, provide to employees of the Subject Company immediately prior to the Effective Time (such employees, the "Subject Company Employees") compensation and benefits on terms no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries. For purposes of all employee benefit plans of Parent or its Subsidiaries in which Subject Company Employees participate from and after the Effective Time (including all policies and employee fringe benefit programs, including vacation policies, of Parent or its Subsidiaries but excluding Parent's Service Award plan) and under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to Subject Company Employees for service previously credited with the Subject Company or its Subsidiaries prior to the Effective Time to the extent that such crediting of service does not result in duplication of benefits; provided, however, that Parent shall determine each employee's length of service in a manner consistent with Parent's customary practice with respect to its employees. Parent shall also cause each employee benefit plan in which Subject Company Employees participate from and after the Effective Time to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) any waiting period limitation which would otherwise be applicable to a Subject Company Employee on or after the Effective Time to the extent such Subject Company Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time. Notwithstanding the generality of the foregoing, for a period of three (3) years, in the case of those beneficiaries who are entitled to participate in such Program pursuant to employment agreements, or two (2) years, in the case of those beneficiaries who are otherwise entitled to participate in such Program, commencing on the Effective Date, Parent agrees that it shall continue to maintain the Subject Company's Executive Medical Program, on terms no less favorable that those in effect as of the date hereof, for the benefit of those Subject Company Employees who are currently eligible to participate in such Program.

     (b) Notwithstanding the foregoing, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all Plans, each as amended to the date hereof, and other contracts, arrangements, commitments or understandings described in the Subject Company Disclosure Schedule; provided, however, that this paragraph (b) shall be subject to the provisions of paragraph
(f) hereof. Parent and Subject Company hereby acknowledge that consummation of the Merger will constitute a "Change in Control" for purposes of all Plans, contracts, arrangements and commitments that contain change in control provisions and agree to abide by the provisions of any Plan, contract, arrangement or commitment which relate to a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards under the Subject Company Stock Option Plans.

     (c) Subject Company and its Subsidiaries shall take all action necessary to ensure that no further mortgage loans will be made to employees under the Great Western employee loan program and to amend the retiree medical plans so that no additional retirees shall become entitled to continuing medical insurance benefits thereunder.

     (d) Subject Company and its Subsidiaries agree to amend their 401(k) plan prior to Closing (as hereinafter defined) so that participant loans are no longer available, and may amend their 401(k) plan to allow partial repayment of existing loans thereunder.

     (e) Subject Company shall consult with Parent and, to the extent permitted by applicable law and the governing instrument of the respective trusts, obtain Parent's prior approval which shall not be unreasonably withheld regarding the investments used to fund the two umbrella trusts for the nonqualified plans for directors and officers.

     (f) Except as otherwise provided herein, nothing in this Section 6.7 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any of the Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Subject Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Subject Company, any of the Subject Company Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent set forth in the next sentence. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of Subject Company or its Subsidiaries and the indemnification letters between the Subject Company and each of the directors and executive officers of Subject Company (the "Indemnification Letters") and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of Subject Company or its Subsidiaries, the Indemnification Letters or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except (and only) to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Without limiting any of the obligations under paragraph (a) of this
Section 6.8, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Subject Company's Restated Certificate of Incorporation or ByLaws or in the similar governing documents of any of Subject Company's Subsidiaries as in effect as of the date of this Agreement or as provided in the Indemnification Letters of Subject Company with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Subject Company or any Subject Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Parent. Nothing contained in this Section 6.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Subject Company's Restated Certificate of Incorporation or Bylaws or the similar governing documents of any of Subject Company's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

     (c) Parent shall use its best efforts to cause the persons serving as officers and directors of Subject Company immediately prior to the Effective Time to be covered for a period of six (6) years from the

Effective Time by the directors' and officers' liability insurance policy maintained by Subject Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Subject Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

     (d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.8.

     (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of Subject Company) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 Advice of Changes. Parent and Subject Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after December 31, 1996 or the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of Subject Company Common Stock entitled to vote thereon and the issuance of shares of Parent Common Stock in the Merger shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon as required by Nasdaq.

          (b) Nasdaq Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Subject Company upon consummation of the Merger and the New Parent Depositary Shares shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

          (f) Pooling. Each of Parent and Subject Company shall have received a letter from its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Subject Company, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Subject Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 3.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Subject Company and its Subsidiaries taken as a whole. Parent shall have received a certificate signed on behalf of the Subject Company by the Chief Executive Officer and Chief Financial Officer of Subject Company to the foregoing effect.

          (b) Performance of Obligations of Subject Company. Subject Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to such effect.

          (c) Subject Company Rights Agreement. The rights issued pursuant to the Subject Company Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

          (d) Federal Tax Opinion. Parent shall have received an opinion of Foster, Pepper & Shefelman, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

             (1) No gain or loss will be recognized by the shareholders of Subject Company who exchange (i) all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock) and (ii) all of their Subject Company 8.30% Preferred Stock solely for Parent New Preferred Stock pursuant to the Merger; and

             (2) The aggregate tax basis of (i) the Parent Common Stock received by shareholders who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and (ii) the Parent New Preferred Stock received by shareholders who exchange all of their Subject Company 8.30% Preferred Stock solely for Parent New Preferred Stock pursuant to the Merger will be the same as the aggregate tax basis of the Subject Company 8.30% Preferred Stock surrendered in exchange therefor.

          In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Subject Company and others.

     7.3 Conditions to Obligations of Subject Company. The obligation of Subject Company to effect the Merger is also subject to the satisfaction or waiver by Subject Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Parent Rights Agreement. The rights issued pursuant to the Parent Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

          (d) Federal Tax Opinion. Subject Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Subject Company's Counsel"), in form and substance reasonably satisfactory to Subject Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

             (1) No gain or loss will be recognized by the shareholders of Subject Company who exchange (i) all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock) and (ii) all of their Subject Company 8.30% Preferred Stock solely for Parent New Preferred Stock pursuant to the Merger; and

             (2) The aggregate tax basis of (i) the Parent Common Stock received by shareholders who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and (ii) the Parent New Preferred Stock received by shareholders who exchange all of their Subject Company 8.30% Preferred Stock solely for Parent New Preferred Stock pursuant to the Merger will be the same as the aggregate tax basis of the Subject Company 8.30% Preferred Stock surrendered in exchange therefor.

          In rendering such opinion, Subject Company's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, Subject Company and others.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Parent and Subject Company in a written instrument, if the Board of Directors of each so determines;

          (b) by either the Board of Directors of Parent or the Board of Directors of Subject Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Parent or the Board of Directors of Subject Company if the Merger shall not have been consummated on or before March 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII hereof;

          (e) by either the Board of Directors of Parent or the Board of Directors of Subject Company if any approval of the stockholders of Parent or the Subject Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (f) by either the Board of Directors of Parent or the Board of Directors of Subject Company, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby; and

          (g) by (i) the Board of Directors of Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of Subject Company Common Stock is commenced (other than by Parent or a Parent Subsidiary), and the Board of Directors of the Subject Company recommends that the stockholders of Subject Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer); or (ii) the Board of Directors of Subject Company if a tender offer or exchange offer for 25% or more of the outstanding shares of Parent Common Stock is commenced and the Board of Directors of Parent recommends that the stockholders of Parent tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten business days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer).

     8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Subject Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Subject Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) If this Agreement is terminated (A) by Parent pursuant to Section 8.1(f) or (g)(i), (B) by Parent or Subject Company pursuant to Section 8.1(e) because of a failure to obtain the required approval of the stockholders of Subject Company after a Takeover Proposal for Subject Company shall have been publicly disclosed, or any person shall have publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal (it being agreed and understood that the proposal made with respect to Subject Company prior to the date hereof by H.F. Ahmanson & Company ("Ahmanson"), if not unconditionally withdrawn prior to the mailing of the Joint Proxy Statement to Subject Company's stockholders, shall be deemed to be a Takeover Proposal within the meaning of this clause), or (C) by Parent pursuant to Section 8.1(d) if the breach giving rise to such termination was willful and, at or prior to such termination, a Takeover Proposal shall have been made known to Subject Company or any of its Subsidiaries or shall have been publicly disclosed to Subject Company's stockholders, or any person shall have made known to Subject Company or any of its Subsidiaries or otherwise publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Subject Company or withdrawn prior to the time of such termination, then in any such case Subject Company shall pay to Parent a termination fee of $75 million and reimburse Parent for its documented reasonable out-of-pocket expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of legal, financial and accounting advisors), up to a maximum of $20 million in the aggregate (collectively, the "Initial Subject Company Termination Fee"). In addition, if, within 18 months after any such termination described in the preceding sentence that gave rise to an obligation to pay the Initial Subject Company Termination Fee, Subject Company enters into a definitive agreement with respect to or consummates a transaction contemplated in any Takeover Proposal with any party, Subject Company shall pay to Parent an additional termination fee equal to $100 million (the "Subsequent Subject Company Termination Fee").

     (c) Any Initial Subject Company Termination Fee that becomes payable pursuant to Section 8.1(b) shall be paid within one business day following the termination of this Agreement or the receipt of a request from Parent for such reimbursement, as the case may be. Any Subsequent Subject Company Termination Fee that becomes payable pursuant to Section 8.1(b) shall be paid within one business day following the earlier of the consummation of any such Takeover Proposal or the execution and delivery by Subject Company of a definitive agreement with respect to any such Takeover Proposal. Notwithstanding the foregoing, in no event shall Subject Company be obligated to pay any such fees to Parent if Parent was in material breach of its obligations under this Agreement immediately prior to the termination thereof.

     (d) Subject Company and Parent agree that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent would not have entered into this Agreement, and that such amounts constitute liquidated damages and not a penalty. If Subject Company fails to pay Parent the amounts due under paragraph
(b) within the time periods specified in paragraph (c), Subject Company shall pay the costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

     (e) For purposes of Section 8.2(b)(C), the proposal made prior to the date hereof by Ahmanson to enter into a business combination with Subject Company shall not be deemed to constitute a Takeover Proposal that has been publicly announced or otherwise made known to Subject Company; provided, however, that any Takeover Proposal made by Ahmanson after the date hereof, or any amendment or modification made after the date hereof to the proposal made by Ahmanson prior to the date hereof, shall constitute a Takeover Proposal for purposes of Section 8.2(b)(C).

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company and Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the tenth business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, other than conditions which by their terms are to be satisfied at Closing, or such date or time as the parties may mutually agree (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. Except as provided in Section 8.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that (i) the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Subject Company and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

     Washington Mutual, Inc.
     1201 Third Avenue
     Seattle, WA 98101
     Fax: (206) 554-2790
     Attn: Marc R. Kittner
         Senior Vice President and
         Corporate Counsel

     with a copy to:

     Foster Pepper & Shefelman
     1111 Third Avenue
     Suite 3400
     Seattle, WA 98101
     Attn: Fay L. Chapman, Esq.

     and

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017
     Attn: Charles I. Cogut, Esq.
        Lee Meyerson, Esq.

     (b) if to Subject Company, to:

     Great Western Financial Corporation
     9200 Oakdale Avenue
     Chatsworth, California 91311
     Attn: John F. Maher, President and Chief
         Executive Officer

     and

     J. Lance Erickson, Esq.
     Executive Vice President and
      General Manager

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022
     Fax: (212) 735-2000
     Attn: Peter Allan Atkins, Esq.
        Fred B. White, III, Esq.

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Subject Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

     9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 Publicity. Parent and Subject Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of Subject Company) or Nasdaq (in the case of Parent). Without limiting the reach of the preceding sentence, Parent and Subject Company shall cooperate to develop all public announcement materials and
(b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Subject Company and its Subsidiaries shall (a) consult with Parent regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Parent with shareholder lists of Subject Company and (c) allow and facilitate Parent contact with shareholders of Subject Company and other prospective investors.

     9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Merger Sub and Subject Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          WASHINGTON MUTUAL, INC.

                                          By:          /s/  CRAIG TALL
                                            ------------------------------------
                                            Name:  Craig Tall
                                            Title:  Executive Vice President
                                                   Corporate Development

                                          GREAT WESTERN FINANCIAL CORPORATION

                                          By:          /s/  JOHN MAHER
                                            ------------------------------------
                                            Name:  John Maher
                                            Title:  President and Chief
                                              Executive Officer

                                          NEW AMERICAN CAPITAL, INC.

                                          By:      /s/  KERRY K. KILLINGER
                                            ------------------------------------
                                            Name:  Kerry K. Killinger
                                            Title:  President and Chief
                                              Executive Officer